Exhibit 99.1

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EDITED TRANSCRIPT

AA—Q3 2014 Alcoa Inc. Earnings Conference Call

EVENT DATE/TIME: OCTOBER 08, 2014 / 09:00PM GMT

OVERVIEW:

AA reported 3Q14 EPS of $0.12.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kelly Pasterick Alcoa Inc.—VP of IR

Klaus Kleinfeld Alcoa Inc.—Chairman & CEO

William Oplinger Alcoa Inc.—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Sal Tharani Goldman Sachs—Analyst

Timna Tanners BofA Merrill Lynch—Analyst

Josh Sullivan Sterne, Agee & Leach—Analyst

Michael Gambardella JPMorgan—Analyst

Brian MacArthur UBS—Analyst

Jorge Beristain Deutsche Bank—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2014 Alcoa earnings conference call. My name is Sarah and I will be your operator for today.

(Operator Instructions)

As a reminder, today’s conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Miss Kelly Pasterick, Vice President of Investor Relations. Please proceed.

Kelly Pasterick—Alcoa Inc.—VP of IR

Thank you, Sarah. Good afternoon and welcome to Alcoa’s third-quarter 2014 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer; and William Oplinger, Executive Vice President and Chief Financial Officer. After comments by Klaus and Bill we will take your questions.

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation and in our most recent SEC filings.

In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measures can be found in today’s press release, in the appendix of today’s presentation and on our website at www.alcoa.com under the “Invest” section.

Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix. And with that, I would like to hand it over to Klaus Kleinfeld.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Thank you, Kelly. Most, I think, have seen the press release so here is the summary. As you probably all can see, the transformation is delivering results. All segments have improved sequentially.

Very strong operational performance. Earnings increased in every one of our groups downstream. Highest ever quarterly profits as well as margins. In the midstream, the profits are up 45% year over year. On the upstream side, improved performance now 12 consecutive quarters.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

We have $612 primary segment metal EBITDA per metric ton. And also good news for productivity, $862 million across all segments year over year. This is the third quarter. Obviously we expect that we will not stop with productivity, so will you will see more also coming through in the whole year. That’s very, very good.

And if you look at it, it really comes from not only all across segments, all across the Company. Everybody is basically contributing. So that’s one thing. So the operations are really in good shape, really working well.

The second thing is the portfolio transformation. And you’ve all followed it, Firth Rixson acquisition, $2.5 billion. The financing is done. We expect to close of the transaction by year-end. I’ll give a little bit more color a little later and obviously happy if anybody has any questions.

The other thing in this quarter of which I’m very, very happy is that we had two multi-year contracts, both really very, very important contracts. One with Boeing and one with Pratt & Whitney. In total every one of those more than $1 billion, so over $2 billion combined.

Both demonstrate clearly the multi-materials aerospace leadership, because Pratt & Whitney is more around the engine. So it’s more around also nickel as well as titanium, as well as some aluminum-lithium, Al-Li aluminum. And then we have Boeing on the structural side.

We opened the world’s largest aluminum-lithium facility in Indiana. Very, very good. And we had Saudi Arabia, our smelting, fully operational. It generated profit already in the third quarter.

And than on top of it, we announced our permanent closure of Portovesme and safely executed our Australia smelter closures. With this and a little coughing on the side, I hand it over to Bill.

William Oplinger—Alcoa Inc.—EVP & CFO

Thanks, Klaus. Let’s quickly walk through the income statement. Revenue increased over $400 million on a sequential-quarter basis versus third quarter last year. Revenue increased nearly $475 million on higher sales in our mid- and downstream businesses, higher realized metal prices and favorable energy sales. Versus last year, revenue grew in all of our segments. Approximately half of the revenue growth is organically driven.

Cost of goods sold percent decreased by 300 basis points sequentially and was down 460 basis points compared to a year-ago quarter basis. Both driven primarily by productivity gains, better prices and the stronger dollar, somewhat offset by cost increases. Overhead costs are down versus both periods.

You’ll note that the effective tax rate of 60% includes a non-cash charge related to a tax holiday initiated in Brazil, where we received approval for a ten-year reduction in one of our subsidiary’s tax rates. This should result in significant cash tax savings over this period. As a result, we re-measured the deferred tax assets to reflect this reduced rate. Excluding the impact of this discrete item, our tax rate for the quarter was 43%.

Overall results for the quarter are a net gain of $0.12 per share. Excluding special items, we have net income of $0.31 per share, $0.13 higher than the second quarter and nearly triple adjusted earnings from third quarter last year.

Let’s take a closer look at the special items. Included in net income is an after net tax charge of $221 million or $0.19 per share, primarily for restructuring. During the quarter, we permanently closed the Portovesme smelter which accounts for $167 million of the restructuring-related charges. We also continued closure activities at the Point Henry smelter and rolling mills in Australia. In total, 60% of the charges are non-cash related to the write-down of assets.

Other special items for the quarter were $14 million of fees incurred for the Firth Rixson acquisition, a loss of $14 million for certain mark-to-market energy contracts and a gain of $9 million on the sale of a rolling mill equity interest in China. So in aggregate, this results in net income, excluding special items, of $370 million or $0.31 per share.

Let’s look at the results sequentially. Effects from the market were a tailwind this quarter, as LME prices on a 15-day lag were up by $200 per metric ton. And the US dollar strengthened against most major currencies.

Overall performance for the quarter was $36 million positive, driven by strong productivity across all businesses and rising regional and value-add product premiums in our primary business. The energy impact was flat in the quarter as higher energy sales in Latin America offset higher energy costs in Australia refining and seasonally higher energy costs in the primary segment. Other costs for the quarter were up slightly on higher labor costs and interest expense.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

Turning to the year-over-year look, versus the third quarter of last year profits have tripled. On a year-over-year basis favorable LME prices and a stronger US dollar contributed $92 million. We delivered $183 million of after-tax productivity gains, or $306 million pretax. You can see this more than fully offsets year-over-year cost increases.

Higher premiums, both regional and value-add, contributed to the favorable price mix impact. This performance was somewhat offset by continued pricing pressures in can sheet. Year-over-year cost headwinds were driven by inflationary increases, higher maintenance and transportation costs and loss of carbon tax credits in Australia.

Turning to the segments, EPS once again delivered its 18th consecutive quarter of year-over-year ATOI improvement with the best ever quarterly ATOI of $209 million. This segment reported a record adjusted EBITDA margin of 23.5% compared to 23.1% in the second quarter and 22.5% in the third quarter last year.

Third-party revenue was $1.5 billion, essentially flat sequentially but up 4% versus the third quarter 2013, driven by innovation and share gains. EPS continues to demonstrate significant productivity improvements from every area of the business, and you see it again in this quarter.

As we look towards the fourth quarter, we expect the aerospace market to remain strong. Regarding our nonresidential construction business, we’ll continue to see strength in North America but continued weakness in Europe.

Heavy duty truck will remain strong in North America, but will be flat in Europe. And we continue to expect to see share gains across the portfolio driven by innovation. As we look to the fourth quarter, we expect another year-over-year improvement in this segment. 8% to 12% increase driven by continued productivity and growth versus the fourth quarter of last year.

Turning to global rolled products, the rolled products segment increased profits by 30% sequentially and 45% year over year. Sequentially, the improvement in ATOI was driven by higher metal prices, seasonal demand for can sheet in North America and productivity, partially offset by the impact of the European summer vacation shutdowns. However, pricing pressures continued, particularly in the packaging and industrial businesses. The segment continues to ramp up production for automotive demand and had record auto production during the quarter.

As we look out into the fourth quarter, we expect global rolled products to be impacted by the strong auto demand for both auto sheet and brazing sheet, the further ramp-up of the Davenport auto line, seasonal decline in the packaging business, which is typical third quarter to fourth quarter. It’s important to note that the favorable metal price impact in the segment in the third quarter was due to the sharp run-up in prices during the quarter, and won’t repeat at this level unless we see a similar move in prices. In total, ATOI for the segment is expected to be up an additional 150% over last year’s fourth-quarter result.

Let’s move to the alumina segment. The alumina segment generated substantially higher sequential earnings, up $24 million from the second quarter to $62 million in Q3. Three major factors drove the earnings gains. Higher volume due to higher third-party sales and better production, positive currency impact from the strengthening of the US dollar and higher pricing on LME-based alumina sales contracts, more than offsetting lower API pricing. Higher productivity only partially offset higher energy costs in Australia, while maintenance input costs and the pre-operational costs at the Saudi Arabia refinery sequentially were virtually flat.

As we look forward to the fourth quarter, API pricing, which has rebounded recently, will continue to follow the 30-day lag while LME based contracts will follow the typical 60-day lag. We anticipate start-up costs at the Saudi Arabia refinery will be negative $10 million. And all other performance at the operating refineries will improve by $20 million in total, led by broad-based productivity and lower energy and raw material costs.

Now let’s turn to primary metals. We continue to restructure the portfolio and make significant improvements in this segment. Earnings improved $148 million versus the second quarter, to $245 million. Market forces provided a tailwind as LME pricing and currency combined to improve earnings by $85 million. Just about every other lever in this segment was favorable. Improvements in price and mix came from favorable regional premiums and stronger cast house premiums.

Energy impacts, including power costs and power sales, improved $8 million sequentially. Power sales from our curtailed Brazilian smelters increased by $15 million, partially offset by seasonally higher energy costs. And the cost other category improved by $30 million, as cost containment was widespread. And for the first time the Saudi JV contributed profit to the segment. Cost decreases were across raw materials, maintenance and labor expenses.

Portfolio actions and special items include the restructuring charges associated with Point Henry and Portovesme closures, and the end of the Saudi Arabia joint venture restart smelter costs. For the fourth quarter our pricing will continue to lag by 15 days to the LME price. The Portovesme and Point Henry closure impacts won’t repeat. And we expect energy costs will rise by $35 million primarily in Europe, but we will offset those costs by productivity, maintenance costs, raw material decreases and other performance areas.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

We turn to working capital. Days working capital was 32 days in the quarter, down one day from last quarter. It also represents an increase of one day from the third quarter of 2013. That’s primarily due to inventory build to support automotive growth and to fulfill short-term stocking requirements for recently announced curtailments. As I mentioned last quarter, these impacts will reduce over time. Since the third quarter of 2009 we’ve reduced working capital by 15 days.

Moving on to the cash flow statement and liquidity. Cash from operations totaled $249 million for the quarter, leading to negative free cash flow of $34 million. Cash used for working capital for the quarter is driven primarily by an approximately $190 million reduction in our accounts receivable sales program, and increase in working capital attributed to higher sales.

We contributed cash to the pension plan totaling $446 million year to date. Pension relief was passed in August and lowered our pension contribution in the third quarter by $64 million, and will provide an additional $40 million of relief in the fourth quarter. Total cash contributions for the year is estimated at $510 million. The change in financing relates to the mandatory convertible preferred stock and debt issuances done in the quarter.

Turning to cash and debt. From a liquidity perspective, cash and debt balances for the quarter include financing completed for the previously announced Firth Rixson acquisition. We’re ending the quarter with $3.3 billion in cash, including $2.45 billion raised in the capital markets related to the acquisition. Debt to cap stands at 37.3%, somewhat higher than the 35.4% figure for the second quarter. However, almost all of this increase is attributable to the non-cash currency translation impact on shareholders’ equity driven by the stronger US dollar.

Let’s move to performance against our 2014 targets. Year to date we are on target to hit our full-year goals, although our debt to cap could end up slightly above the target range, due largely to the strength of the US dollar. Year-to-date productivity is $862 million, surpassing our target of $850 million. In 2014, productivity is expected to exceed $1 billion. Growth capital spend has been $325 million and is anticipated to ramp up in the fourth quarter to meet the $500 million target.

Sustaining capital through September was $425 million, significantly lower than the run rate of $750 million would suggest. But we typically spend higher in the fourth quarter due to seasonal outages in the midstream and productivity and maintenance capital spend in the upstream. Saudi spending of $69 million year to date. We expect to spend essentially to target by the end of the year. And lastly, we continue to target positive free cash flow for the year. In conclusion, we had a very strong operational quarter and the financial results show it.

We turn to the aluminum market. We’ve not changed our view that market fundamentals are positive, and we’re reaffirming our global aluminum growth projection of 7% this year. Supply and demand for both the alumina and aluminum markets are essentially balanced. The alumina market has tightened from 824,000 metric tons to 389,000 metric tons, driven by increasing Chinese imports. In the case of metal, we are now projecting a 671,000 metric ton deficit, down from 930,000 metric tons, driven primarily by Chinese restarts.

Total inventories at the end of the third quarter are estimated to have fallen roughly 800,000 metric tons to 9.3 million metric tons, with days of consumption at 63 days, the lowest since November of 2008. Overall premiums have reached a new historical high in the third quarter. As of today the US Midwest is at $0.2225 cents a pound, with other premiums also increasing during the quarter. Regional premiums continue to be driven by strong year-on-year growth in demand plus the impact of reduced production in some regions, tightening supply-demand balances. Now let me turn it back over to Klaus to discuss the end markets.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Yes, thank you very much, Bill. So let’s start with aerospace. We continue to see a very strong aerospace market and believe a growth between 8% to 9% for this year. If you go to the large commercial aircraft, we see this even stronger with 12.1% growth. The order books on this commercial jet side are a full nine years of production.

We also see that the airline fundamentals are good, plus 5.9% on the passenger demand side, plus 3.1% on the cargo side. Airline profits are up. That’s all very, very nice. And we see a rebounding regional jet market, plus 13.2%. And the highest order book in five years. So that’s very good.

On automotive, if we go through the different regions, North America, we take our projection for this year up to 3% to 5%. We had it before at a little bit wider range, between 2% to 5%. We could see the sales are up, 1.2 million in September. And if you look at the year-to-date numbers, up 5.4% from the prior year. And in addition to that, if you look at the average fleet age of 11.4 these days compared to the historic 9.7, there’s still some pent-up demand sitting in there.

Inventories are up to 64 days, but that’s kind of in line with where the industry targets are. Incentives are up. We believe that this is more an indication in advance to clearing the inventories for the 2015 model changes that are coming. Production’s up 5.1% year to date compared to the prior year.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

In Europe, we also take our projection up to 2% to 4%. The range before that we had was 0% to 4%, so we narrowed the range. And the registrations are up in Europe 6.1% year to date. Production’s up 4.7%. But we do see a softening in the second half. So let’s not interpret too much in us basically narrowing the range 2% to 4%. That’s more, I would say, a technical correction. In reality the market is, the automotive market there is softening. Exports are up 3.6% compared to the prior year.

In China we take that number also up. We had 6% to 10% before and we narrow the range to 7% to 10%, so it’s up year to date 7.7% and obviously driven by two factors. Increase of the middle-class and the second one, which should not be underestimated, is this new Clean Air Act. That for this year we believe it’s going to take roughly 6 million cars off the streets in China for lack of the appropriate emissions situation.

So let’s go to the next market, heavy trucks and trailer. If there’s one fascinating thing, heavy trucks and trailer is fortunately back. And we are clearly for North America, taking up our projection. We had it at 10% to 14%, which already was pretty good, and we’re taking it up to 16% to 20%. That’s very much driven by what is happening in the marketplace. Orders are up year-to-date plus 32% compared to prior year. The order book stands at 122,000 trucks. If you compare it with the 10-year average, 10-year average is 102,000 trucks. It’s up 57% year on year.

Fundamentals are really solid. 3.6% growth in the freight ton market 3.7% growth on the freight prices. Production, most folks you see production forecast increases, 79,000 units in the third quarter. This year, up 24.5% year on year. So very, very good news on the North American heavy-duty trucks and trailer market.

European side, we are not that optimistic. In fact, we are more pessimistic. We had it at minus 1% to minus 5% in the last quarter. We now take it down to minus 7% to minus 10%. The orders are down 4% this year. Also keep in mind that this is relative to the very strong year that they had last year, was the changeover of emission standards. So it’s a little bit of a technical correction also. And if you break it down into Europe, between Western Europe there, production is flat, and in Eastern Europe it’s down 20%.

So in China, really no change. We see it 0% to 4% growth. Again let’s not forget that last year was 30% growth. The market is stabilizing and the infrastructure that is required for the regulatory change, meaning the low-sulfur gas now is available.

Packaging, North America we believe, is shrinking. Basically continue to have the same view that we had also last quarter. Minus 1% to minus 2%.

There is a negative 1%, which is the demand decline of the carbonated soft drink side. And there’s a positive 1%, where we see partially compensated by an increased demand for beer. Beer in cans obviously. How else would you drink it, I assume, right?

On the European side, packaging is a little bit better. 2% to 3% growth demand there. It’s up in China, also, no change compared to last quarter. We see it up 8% to 12%. Strong demand pretty much coming from increased beer and herbal tea segments, which are the big two segments for packaging, can packaging, there.

And then let’s go on to building and construction. Very good news also for North America, 3% to 4% growth. A really nice growth is back. All the early indicators show in the right direction. Nonresidential contracts awarded, plus 12% again in September. Architectural Billing Index positive at 53. Case-Shiller Home Price Index plus 5.6%, all good. So we feel very, very comfortable in the 3% to 4%.

And see this for this year in Europe minus 2% to minus 3%, also no change to what we saw before. The weakness there continues. China we see 7% to 9%, the fundamentals are stabilizing.

And on industrial gas turbines, we see in the worldwide scale, minus 8% to minus 12%. Orders are down minus 29% globally versus 2012, 2013 levels. The OECD electricity demand is down already in the first half this year. This is pretty interesting, 0.4% down versus prior year. Spares demand are negatively affected by that to two factors. One is the usage and the other one is the energy mix.

If you look at North America, we saw that natural gas prices peaked in the first quarter. And this allowed, also, coal to gain share in the last quarters. In Europe, the gas-fired power is pretty much squeezed by low-priced coal as well as subsidized renewables. Really no change in the market in industrial gas powered turbines sadly.

So this concludes basically the end-market overview, so let’s talk about Alcoa. And this chart I really put in there just to remind everybody what are we doing when we talk about the transformation. We are really doing two things. Because I get this question all the time. I got to talking to some journalists just before I got here to talk to you all, our investors here. They are asking, hey, this is great. You’re now getting the tailwinds from the commodity side.

But really what we are doing is two things here. On the one hand, we are building out our value add. And we’re building it out in a way that we create a lightweight multi-material innovation power, lightweight multi-metals innovation powerhouse.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

And at the same time on the upstream side, we are creating globally competitive commodity business. We are reducing our cost position. In the commodity business it’s really all about where you are on the cost curve. And I’ll talk about it a little bit more.

So I think that when you look through, and Bill just guided you through the third quarter numbers, I think you get a good taste of our progress. I would like to add, as usual, some color to it. I’ll start with the value-add business and close with the commodity business.

So let’s start with aerospace. Aerospace this quarter has been super successful, wherever you start. Two major contracts and each one more than $1 billion-plus. One from Pratt & Whitney on the engine side. One from Boeing on the aero structure side.

Then the announcement of Firth Rixson, which we talked about. And we talked about, also, during the financing with you all, a lot about what is happening and how we are positioning ourself on the engine side. That’s all great.

Allow me for a second to rest and talk about the thing that we haven’t talked about so much before on the aerospace side, which I think is equally exciting, which is the aerospace structure side. How have the orders developed in the aerospace structure side?

I assume that when you look through this and after I’ve gone through this, there’s only one conclusion possible. Metallic aircraft is here to stay. If we look at the contracts that we won since 2012 from the Big Two ones and the other Big Two ones, Airbus and Boeing, it adds up to over $2.8 billion.

On the right-hand side we have Airbus here. It was in July 11 in 2012 when we got a $1.4 billion Airbus multi-year contract. What was it about? Aluminum sheet, plate, hard alloy extrusion, and basically touching all Airbus commercial programs. Also including aluminum, the new generation aluminum-lithium alloys. December 16 in 2013, another $110 million this time, around titanium forgings. Connecting the A320neo wing and also large aluminum forgings for the A330 and A380. And it includes also for the A380, the world’s largest aerospace forging, which is Alcoa’s proprietary 7085 alloy. And then when you look at what Airbus just announced in the last weeks, on July 14, they launched the all-metallic A330neo. And on September 25 they had the first maiden flight of the Airbus A320.

You see a similar picture on the left-hand side for Boeing. May 1, 2014, Spirit gave us a $290 million contract, Spirit five-year contract. And it’s all around aluminum sheet products. Spirit is kind of the contract manufacturer for Boeing. It used to be a Boeing shop and they spun it off. September 11, most of you are aware of it, over $1 billion multi-year Boeing contract. Basically touching on every platform, sole supplier for wing skins, all metallic aircraft affected by it. And announcing also that we are continuing the collaboration to develop new innovative aerospace alloys, including next generation aluminum-lithium.

And the best of all, I think, comes last. Just last week Boeing announced that for their workhorse, and that’s really a very positive way to phrase it, the Boeing 737, the quintessential aluminum plane. They have upped their forecast for the build rates, which they already had taken up before to 47 per month in 2017, they’re now upping it to 52 per month in 2018.

So this is great. And obviously, this is great. But don’t walk away with thinking, you know what, this is all the old aluminum. But that’s not what it is because we are not standing still. We are improving our metallurgical offerings and aluminum-lithium is really—I would call it really a revolution. But if you are precise enough, the revolution started a while ago. So in reality it’s an evolution.

But it’s a growing footprint of lightweight aluminum-lithium alloys and it goes to multiple applications. It’s found its way into space. And why? Because it’s stronger and it has a lower density than conventional aluminum. It found its way into aero structures because it’s higher corrosion resistant. It allows for two times longer inspection intervals, and that is a major saver for maintenance costs.

It’s found its way into engines. We announced when we announced the Pratt & Whitney contract, we said this will also have the world’s first aluminum-lithium fan blade. It will go on the Pratt & Whitney PurePower engine. Fantastic engine, very innovative engine. Why? Because it’s got lighter weight. It’s more cost effective even than titanium or composite solutions. And it’s less noisy.

And it’s found its way into auto as well as into other industrial applications because of its elevated temp strength and corrosion and fatigue resistance. What you see here on the picture, this thing that has the yellow box around it is the Audi, it’s a roof beam for Audi. Why have they chosen it? Because it’s two times stronger than any traditional alloy. This is also why we are putting our weight behind it, with two things, with R&D as well as with production. You see it reflected here.

We have become the global leader in aluminum-lithium extrusions. We have outstanding metallurgical expertise. There are three patented alloys and one where the patent is pending. Alcoa has developed unique equipment and unique technology.

There is an unmatched capability here that we have. We have the largest aluminum-lithium—we can make the largest aluminum-lithium ingot, 50% larger than any of our nearest competitors. We have the broadest product portfolio now.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

That’s also why it was pretty exciting last week that we formally did the ribbon-cutting on our latest expansion here in Lafayette, Indiana, which is the largest aluminum-lithium casthouse. We’re producing 20,000 tons of aluminum-lithium. We chose the location for a whole host of reasons, but one strong one is the proximity to the customers, as well as the proximity to some other Alcoa facilities. So this is a great organic growth opportunity.

Let me also talk about and give you an update on where we stand on our largest inorganic growth opportunity, Firth Rixson. Where does the acquisition stand? To sum it up, it’s well on track.

For those that haven’t followed this so much in detail, on the left-hand side, you actually see a reminder of what does that bring. As a strong aerospace offering, it doubles our content in the engines, pretty much in every key engine program. $100 million synergies that we are going to lift there.

It’s an array of different material compositions, 60% nickel, 25% titanium, 15% steel, not much aluminum. It offers a leading-edge technology that we didn’t have before, specialized isothermal forging, which will grow three times from what the normal demand growth is in that market. It allows higher temperatures. In fact, it allows 70 degrees Fahrenheit more in the combustion chamber, and that leads to 40% improved combustion efficiency. Gigantic. And if you look at the numbers of Firth Rixson, we project $1.6 billion revenues in 2016 with $350 million EBITDA.

So how much have we moved forward to the close? We’ve always said we target the close in the fourth quarter. The regulatory approvals, US, Turkey, Taiwan, Ukraine, South Korea, all are in on the European side. And on the China side, it goes as we projected. So they are in good progress.

Funding also, as many of you know, is now completed. And last thing here I want to mention, we also are very heavily involved in the post-merger preparation. You see here, the work streams and the focus area. This is in full swing. So everything is underway so that we can hit the ground running once we have all the legal approvals in place. As I said before, we expect this to be closed by the end of this year in this quarter.

So let’s move on to another value-add market, the building and construction market. We have a strong position in Europe as well as in North America. And I shared with you that the North American market is nicely rebounding, when we talked about the end market.

So let’s talk a little bit what is really happening in this market. On the upper left-hand side here on this chart, you actually see the nonresidential contracts awarded. And you see clearly this is a rebound, plus 38%, up 38%. But there’s something else going on. As people are becoming more and more conscious of energy efficiency and the total costs of a building, people are looking more for getting a greener building and more energy-efficient building.

You see here on the upper left-hand side that people project that in the US, the market in green buildings, nonresidential green buildings, they believe it’s going to grow by 4.5 X from basically now, I mean 2008 to 2016. Part of it is also a little bit of an analogy there to what we have been seeing in the automotive side.

Because also there’s a regulatory change coming in place, because the target is that all new buildings as of 2030 will have to be net zero buildings. And we know from all studies that these green buildings have huge advantages. They provided typically 25% energy efficiency, 35% emissions reduction. And the interesting thing from all the studies that have been done in places like Europe, where this trend is already there for quite a while, the occupant satisfaction is up.

So what we did on the right-hand side here, we basically took it to a next level to explain what is really in it for those ones that are investing in it. And if you look at a typical building in the late 1960s, it looked like this. I, by the way, think that’s not bad architecture. But it certainly wasn’t very thermal efficient. Because if you compare it, how this would be built today, which is in the lower side here, you would apply the same technology that we have developed to that type of a building.

You would get 70% improved facade thermal performance, basically resulting in 10% energy savings. It would lead to an LEED certification. LEED stands for leadership in energy and environmental design. That, typically, has a value for the tenants. All studies show that typically LEED-certified buildings can ask for higher rent rates, 5% higher rent rates, and typically have 20% higher ROI. So there’s a real good case for change over here.

And when you look what we did here in this excessively busy slide, we basically color-coded all the places where we are present. And here we often don’t use the Alcoa brand name because we have such a great brand names like Kawneer and Reynobond, Reynolux in there. We are capturing really all of the growth that’s there, with our very innovative portfolio that we have there. That’s why we believe that the building construction business will have revenues of $1.1 billion and will grow three X the market by 2016.

So let’s also talk about another very exciting market, our commercial transportation market. And particularly about the aluminum wheels and the aluminum wheels portfolio. If you look here on the left-hand side, you actually see the total wheels market. You saw it broken up in steel and aluminum. That’s really good news because you see the dark blue piece is growing.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

The whole market is growing by 8%, but the dark blue piece, which is the aluminum part in it, is growing even more. It’s almost double. It’s 15% on an annual basis, on average, in this timeframe, basically from 2010 to 2018. If you look at what we project for us, we actually believe that we’re going to grow above the market, because we think that we’re going to have share gains in the next year, from 2010 to 2018. So we believe in a growth of 17%. And frankly, we believe that by 2016 this business is going to be roughly $1 billion.

We’ve just done something nice because I’ve said it to some of you. Some of you know truckers and know the trucking business and all that. The truck looks so much better when it has aluminum wheels on there, particularly when it has Alcoa aluminum wheels on there.

So that’s why we thought, hey, let’s take it to the new social media. And we did a Twitter competition in the US, amongst truckers, and asked them to send us a picture of your truck. Send us a picture of the wheels of your truck and tell us what you think about. Tell us what you think about it.

And here is one quote from Herman Klein. Hermanator 333, Herman Klein, and a picture of his truck and his wheels. And what he’s saying is—if my Alcoa wheels ain’t turning, I ain’t earning. And I would like to add to Herman, if you allow me to, and we ain’t earning either.

So this is great. And we believe we’re going to continue on this. The good news is, even if you are not a trucker in the US, in the US we already launched this year our latest and greatest of our wheels, the Ultra ONE. Now we’re bringing the Ultra ONE also to Europe. We bring it International.

And just to remind you of the unique capabilities of the Ultra ONE, 5 times stronger than steel, 17 times stronger than any aluminum alloy. Dura-Bright coated, 10 X improved corrosion resistance, no cleaning necessary, looks new longer. And guess what? You will have it ready to get it on your truck by the second half of next year. So be ready. And be as excited as Herman is about it. We are definitely excited. We will continue to work hard to continue to innovate in this business.

Let’s talk also a second about the commodity business. So let’s start with alumina here. I think we found a winning formula here. The winning formula in alumina is combined market-based pricing. We invented API and today it’s, I think, the accepted pricing mechanism and bringing the costs down.

If you look at the upper left-hand side, we are also driving again and again and again for productivity. Here you see since the start of the crisis, we’ve basically been able to create $1.7 billion of productivity in the alumina side alone.

If you look at what else have we done, currently, 1.7 million tons in alumina. That equals roughly 9% of our total is curtailed. Obviously we curtailed the higher cost one. We signed a letter of intent on the sale of Jamalco. And for San Ciprian, we’re switching over from oil to natural gas. The pipeline will be in place by the end of this quarter. This alone will bring it down by $20 per metric ton, the total cost in the San Ciprian refinery.

We’re executing on Saudi Arabia. We’ll talk about the smelter on the next slide. The bauxite is already shipped since the second half. We continue to finish the bauxite mine, 73% is complete, all on time, on budget.

And on our lowest cost refinery, we believe we would have the first alumina coming out in this quarter, in the fourth quarter. This will bring us down 2 percentage points on the cost curve.

On the right-hand side, you really see the summary of it all. We started alumina pricing with the alumina pricing index from scratch. And we are now at 65% this year we project will be priced for us API or spot. That’s fantastic.

And at the same time, we’ve come down on the cost curve. We started when we first issued the targets in 2010, we were at the 30th percentile. We’ve come down to 2013 to the 27th percentile and you know that we have a target out there to come further down to the 21st percentile. And as I said, this I believe, is a winning formula.

So let’s go to our aluminum segment. We are reshaping our aluminum business since the crisis, and this is equally excellent. We’ve taken those factors that we can control in the business into our hands and you can see it’s coming through. Productivity. Again, here, almost $2 billion productivity since the start of the crisis. Every year again and again and again.

Saudi Arabia. Clear indication how much it matters where you are on the cost curve. It brings—we always said it’s the lowest cost on this planet. It gets us down in total 2 percentage points on the cost curve. And it’s generated profits in the third quarter.

We curtailed—this was hard work, all of what we’ve done here. We curtailed 28% of our portfolio, of our smelting portfolio. And if you look at the right-hand side, again I think that’s probably the best summary you can get.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

We also didn’t leave our eye off what can we create on the value side. That’s what we’ve been talking about, probably a little on the side, how we use the casthouse today. Because the casthouse is the place where we can create value in forms or shapes as well as in forms of alloying here. We created $1.3 billion margins from the start of the crisis to today, through how we are using, how we are better using basically, the casthouse.

We become more competitive by two things. We improved our cost position. 2008 we were at the 62nd percentile; 2010, 51st; 2013, 43rd. And now we’re targeting for 2016, we’re targeting 38th percentile.

And at the same time we are lowering our breakeven point by $362 per metric ton cash costs since the start of the crisis. And obviously with all that, and a little tailwind granted, through higher metal prices and regional premiums, you see it reflected, $612 per metric ton, EBITDA per metric ton. That is pretty fantastic.

So let’s summarize. The transformation delivers. We’re driving profitability. We’re expanding our multi-materials leadership in major growth markets. We’re capturing growth through innovation and smart investments. We are creating a globally competitive commodity business. With that, why don’t we open the lines in our usual fashion, and take some questions?

QUESTION AND ANSWER

Operator

(Operator Instructions)

Sal Tharani, Goldman Sachs.

Sal Tharani—Goldman Sachs—Analyst

I wanted to ask something on GRP segment. You are starting to ship the BIW from your first facility. Wondering when you think it’s going to be profitable.

And also there’s quite a bit of new capacity announcement. I know you have been sold out. Is there any more opportunity, you think? Or you think that there has been too many announcements?

And also on GRP aerospace side, I wanted to understand. In your last presentation on Investor Day, you had indicated that the new planes which are being built out more non-aluminum heavy planes. So the actual aluminum consumption in planes is going to decline over the next three years.

However, you of course are a multi-material Company now, so your contribution or your revenue’s growing. But I was just wondering, that statement of aluminum declining in aerospace is not what we hear from other peers of yours who are in the aluminum plate and sheet business for aerospace. And I was wondering if there is anything you can shed more light on that.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Yes, Sal, that’s loaded. A lot of questions. So let me try to address one after the other. On the automotive front, you’re right. Davenport is producing, we’re ramping up the production. Tennessee is on track to go online by mid-2015, as you correctly said, all booked out.

You see actually, and Bill had it in his description, GRP produced record auto sheet in the third quarter. That’s obviously a factor of increasing demand.

Ford, and I won’t comment on Ford, but Ford has publicly said that they are bringing the F-150 into the showrooms in the fourth quarter. Then that’s when you will see the volumes as well as the profitability coming through.

In general, you asked also the question on added capacity. I think that the announcements that we’ve seen, I would first see it as a positive. Because I think it’s a reflection of how attractive the market is.

As you know, Sal, we’ve been the first one indicating that we see a sea change there in the market. Now finally everybody gets it, and people are putting their money behind it. So I see it as a positive.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

We’ve also said that outside of the announced investments for us, our capacity is booked out. Outside of the announced investments for us, we will focus on smart investments. And we will focus on winning through innovation and technical capabilities.

So interpret this in whatever way you want. And I know you will continue to follow us wisely. So did that answer the first part, Sal?

Sal Tharani—Goldman Sachs—Analyst

Yes, to some degree.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

To some degree. (laughter) Okay. So the second part on the aerospace side. On aerospace side, if you compare where the market was when I came on into an operational role at Alcoa, end of 2007. And when I started to do my first round in talking to people in Alcoa as well as in the industry, there was pretty much the rhetoric that metallic planes are going to be a sign of the past. And there’s no metallic planes anymore.

Then we started to look into it and we also started to look into what innovation potential we have. And as you saw again coming through this quarter, Boeing, the very Boeing that was very strong on the 787, has just given us $1 billion-plus contract. And it’s all metallic.

For their big planes when they had to make a decision for the 737, are they going to renew it with the MAX as a nonmetallic or metallic one? They decided they’re going to go for a metallic version, and just do a re-engining.

So we’ve done two things. We’ve basically innovated, and that’s also what you see in aluminum-lithium, as well as going after the solution instead of going after the piece.

So that’s also why we have been building out our offerings in the jet engine, which is non-aluminum, it’s basically nickel. And we have expanded also capabilities on the titanium side, including the forging side.

And we have been building out the fastener side, because you remember, I’m sure you’ll remember this. I think I showed in the Firth Rixson overview—actually, yes in the capital raise. In the capital raise sale there is a chart in there that shows the value of Alcoa per plane. And you see that the highest value for the 787.

So in regards to will aluminum go down, I think that it’s substantially up compared to where people were believing it would’ve been compared to 2007 and 2008. And I remember Kay had a chart in there that showed it being constant. But I wouldn’t interpret too much into it, other than saying that obviously our focus, Sal, is more around being innovative and going after—and for us it’s not so much the revenue dollar than rather the profitable revenue dollar. That’s really what counts for us.

So we believe very strongly that our strengths and all of the value-add businesses is innovation. Innovation power. And we don’t want to—we are reducing our footprint, I think, as you see also in the GRP side, in the commodity space. And there is a bit of a commodity space pretty much in every industry, also in the aerospace industry, Sal.

Sal Tharani—Goldman Sachs—Analyst

Great. Thank you very much. I appreciate it.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

My pleasure. Can we bring the next question on?

Operator

Timna Tanners, Bank of America Merrill Lynch.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

Timna Tanners—BofA Merrill Lynch—Analyst

I was also curious on the global rolled products segment, but I know Bill went through some of the detail quickly. So I really wanted to clarify, what caused the outperformance relative to your initial guidance in the quarter?

I know you mentioned that there was some non-recurring items. I was wondering if that was maybe inventory gains? Didn’t sound like there was that much power sales.

And then when we look into the fourth quarter, we get so many questions on this. I was hoping you could clarify how much of the fourth quarter outlook has to do with F-150 in particular? And how much might have other contributing factors? Thanks a lot.

William Oplinger—Alcoa Inc.—EVP & CFO

Okay. So in the GRP segment we made $103 million this quarter. We did see a sizable gain due to the run-up in metal price, and that contributed around $25 million in after-tax profit.

And just to reiterate, that’s based on the fact that the segment is on an average costing basis. So when metal prices move up or down, you will see a big impact there.

But aside from that, the segment did—the business did a great job of driving cost improvements and productivity improvements. So we continue to see some can sheet pricing decline. And in addition, in this sector, we saw a little bit of a volume decline related to seasonal shutdowns in Europe largely. But great cost control on their part.

As we transition to the fourth quarter, that metal, that $25 million metal, we would not anticipate to return assuming metal prices don’t run-up again. And also in the fourth quarter, you typically see seasonality from third quarter to fourth quarter in the rolled products business, because can sheet goes down.

Aside from that, we continue to see strength in automotive. We’ll continue to ramp up the Ford sheet capacity in Davenport. So that’s where we come up with that projection, Timna, of improvement over last year’s numbers.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

And Timna, maybe I can add—not just on the GRP side, but in general, if you look at the growth that we saw in this quarter, this 8% year-over-year growth, almost half of it comes from organic growth. If you look at what we see going forward in the fourth quarter, we basically see that this organic growth looks pretty stable, and looks as though it’s there to stay and might even increase a little bit.

When you look under the hood, you see it’s coming from aerospace, from commercial transportation, as well as building and construction. You said a couple of things. On automotive, the F-150 is hitting the showroom. So with this, we’ll see some of it floating through aerospace, continues to be strong.

Timna Tanners—BofA Merrill Lynch—Analyst

So it’s a combination of factors. If I could on the follow-up on that one, the concern out there in the market that’s evident by the way the stocks has been behaving across the space, is just that there’s a global slowdown. And again, not so much US, but maybe some of the markets that you serve. How much conservatism do you think you’ve baked into your guidance on the potential for that slowdown to be showing up in the next couple months or quarters?

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

You’ve seen in detail our projection on what we think is going to happen in the end markets. On Europe, there is already, I think, a slowdown scenario for Europe in the second half of the year built into it.

But at the same time, keep in mind that IMF just came out yesterday with the new projections for this year and next year. And interestingly, they’ve upped US. And US is a very important market for us and very important for the strong end markets.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

And so they upped the US for this year. And actually also for next year. And when you look at what the projection the IMF has for this year world market growth, and then look at next year world market growth, it’s actually a higher projection even for next year.

And frankly, China, Asia, they might be a little slower, but still going very, very strong. So I think that—you know that we tried to not be overly conservative, but I don’t think that we are overly optimistic. I think that if you look at our projections in the last years, also coming through the downturn, that we got it right more often than we had it wrong.

William Oplinger—Alcoa Inc.—EVP & CFO

And just to add onto that, Timna, when you look at where we’re spending our money, this year we’re spending 90% of our growth capital in the mid- and the downstream. And a lot of that is going into North America. You look, Tennessee, Davenport, Lafayette, La Porte, a lot of that is going into the US to capture that 2015 growth.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Very true. Very true.

Timna Tanners—BofA Merrill Lynch—Analyst

Okay, thanks.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Thank you, Timna.

Operator

Josh Sullivan, Sterne Agee.

Josh Sullivan—Sterne, Agee & Leach—Analyst

Congratulations on a great quarter here.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Thank you, Josh.

Josh Sullivan—Sterne, Agee & Leach—Analyst

So if I look at your aerospace end markets, you’ve had two nice contracts here, one on the structural side, one with an engine manufacturer to support these build rates coming. However, in the near-term cycle destocking has been a headwind for the engine supply chain. And the structural plate market has had an inventory overhang.

And you guys are looking for, what, 8% to 9% growth for aerospace? Have you seen an acceleration here in the second half? Or maybe if you could break that down between what you saw in the first half and what you’re seeing in the second half?

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

No. The no was more in reference to have we seen acceleration or deceleration. Not at all.

And I think it was just around the start of this quarter that we had the big annual event. In this case it was a Farnborough in the UK. Whoever had the pleasure to be there and observe first hand, which you always feel, at these air shows, at the annual air shows. The amount of optimism that still is there and the amount of contracts that have been signed.

I personally believe, and our experts do so too, it’s a very solid industry. In fact, it used to be a cyclical industry. But I think that, through the wisdom of the two major players, Airbus as well as Boeing, in terms of being moderate in their production expansion, they have accumulated this nine years of order backlog.

We actually have built into our models, before, a little cyclicality. But we corrected it, I would say, Bill, probably half a year ago or so—

William Oplinger—Alcoa Inc.—EVP & CFO

Exactly.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

— probably a little less than half a year ago. And we said, we don’t see that cyclicality in there at this point in time.

And it’s driven really by two factors, Josh. The one is the middle class growth and people having money now. You see it in every large city. Certainly you see it here in New York with more people coming here, more tourists. You see it pretty much in every large city, more people traveling.

And then the second factor is the impact to the re-enginings, through the efficiency drives. And that’s why I’m so excited about our portfolio, because we have a portfolio that’s very strong on the structural side.

Don’t get me wrong because this time I talked about metallics. I could have equally well, and I did so previously, talk about the composite side. Because there we are excited about the stuff that this means on the titanium side of things, as well as on the aluminum-lithium side, titanium side, as well as on the fasteners side.

So we have a portfolio that caters to both ends. And then, obviously, it’s fantastic to see that we are right in the sweet spot of the jet engines. And there the efficiency is primarily driven by new materials and new technologies, to get the temperature of the combustion chamber up. Really we’re right at the sweet spot with our blades and with the addition of Firth Rixson on the disc and ring side.

Josh Sullivan—Sterne, Agee & Leach—Analyst

Great, thanks. And a follow-up on global rolled products. As we think about the F-150, what are the typical lead times as far as revisioning? If it’s going to be coming out in the first quarter of 2015, how should we think about that? And then if you could help us frame pricing or the margin contribution for body and white compared to—

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

(laughter) Okay. The volumes of the F-150, how quickly they show up with us. I think that Bill showed in his slide of the days working capital, you have seen an uptick. And the reason why you’ve seen an uptick is because we have been delivering material. So actually there’s more material there that will go through.

Then I think once we come, and Bill correctly said, this is a midterm impact because I think for everybody, this is the new situation. We have to learn how to perform well with the automotive supply chain here. And usually this is a relatively short lead time that the automotive folks expect there.

And then in terms of profitability, I think we have no intention to disclose the profitability for the benefit of our shareholders. But I think you will see it.

Josh Sullivan—Sterne, Agee & Leach—Analyst

Great, thank you.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Josh, thank you. Okay, let’s bring the next caller on please.

Operator

Michael Gambardella, JPMorgan.

Michael Gambardella—JPMorgan—Analyst

First of all, congratulations on not just the quarter, but the series of quarters and the progression and all the achievements, the great job.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Thank you.

Michael Gambardella—JPMorgan—Analyst

On the cost front, particularly on the upstream and on the primary business, you’ve had good results in terms of lowering the costs in the past by curtailing some of the higher-cost smelters and base loading them into lower-cost operations. And also bringing on new very low costs when you save capacity. So going forward, how much more cost cutting is left on, say, the primary business, excluding any more curtailments or new capacity impact?

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

First of all, Michael, thank you for what you started out with that. It means a lot, I think, to everyone of us because you have followed Alcoa for such a long time. And there are very few people, I think, who have a historic knowledge of what the Company has been about. So really, thank you. Thank you for that assessment.

So in regards to the productivity, just to clarify this, the closures of plants, will not be reflected in the productivity. We don’t see—when we close something, we don’t see that as productivity. So what you see reflected in the productivity is really what we get out of those plants that are operating.

Frankly, I think if you were to ask our primary team, I’m pretty sure that they would say that they have a lot of additional ideas, and that at this point in time, they see no end. You know, Michael, that we have established this system which we call degrees of implementation, where we basically document every idea from the start of the idea to basically having the cash coming in to our bank account.

And the total—this is an Alcoa overall number. The total number of ideas currently in the system that will eventually turn into productivity is 15,500. Bill, I don’t know whether you have a breakdown of how much of that is in the GPP.

William Oplinger—Alcoa Inc.—EVP & CFO

5,600 ideas currently in GPP on the productivity side. So as Klaus said, 15,500 total productivity ideas coupled with a couple thousand growth ideas. And then we have an asset management class that has about 700 ideas also.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

And that gives us—first of all it’s a very robust system, because it goes down to the plant. Everybody is involved. You would not have seen these productivity moves all across the board, hitting every single plant. And constantly, since we introduced that.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

And on top of it, it gives people a capability to be more part of increasing the profits. And benefiting from a strengthened Alcoa. So I don’t think that we are seeing any end of this at this point in time, frankly.

Michael Gambardella—JPMorgan—Analyst

Thank you.

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Thank you, Michael.

Operator

Brian MacArthur, UBS.

Brian MacArthur—UBS—Analyst

A couple of my questions have been asked, but I just had one odd thing I wanted to ask. Can you explain why we’re getting negative minority interest three quarters in a row?

I thought a lot of that related to alumina, so as it ramped up it would be proportional. Because it’s three quarters in a row now.

I know it can happen one-off like it did last year in the second quarter. But I’m just trying to understand what that’s actually representing now. Is that Point Henry restructuring? Or what actually is it?

William Oplinger—Alcoa Inc.—EVP & CFO

Yes, it absolutely is. So when we have a big loss associated with Point Henry, the loss contributes negative minority interest on our set of books. So that’s what’s driving it. We continue to have—in the quarter we had some restructuring costs associated with the Point Henry, so that’s the driver.

Brian MacArthur—UBS—Analyst

But again, if we go forward then, you’re obviously doing even better than it looks. Because if you’re getting a minus 18, that’s kind of a big loss there. And obviously that’s being reflected in the API of alumina. So should I think this at a much higher run rate because this thing’s really distorting it to the downside?

William Oplinger—Alcoa Inc.—EVP & CFO

On the alumina side, I think the things as you think go through in the—first of all, just to make sure that you understand, on Point Henry, that’s a smelter. So that’s reflected in the smelting category. But also on the alumina side, the real keys to the fourth quarter are, we’re projecting significant cost decreases in the fourth quarter.

So you saw—I think in my comments we said something to the effect of about $20 million of cost improvements. And then recently the API price has picked up. And as you know, about 65% of our contracts currently are API-based.

In the third quarter, the real big movers in the alumina segment were the fact that API was low while metal price ran up. We’re now starting to see API price running up also, Brian.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

Brian MacArthur—UBS—Analyst

Right, okay. But there’s nothing else really in that minority interest other than the minority of Alumina Limited. Mostly, right?

William Oplinger—Alcoa Inc.—EVP & CFO

That’s it. There’s nothing else.

Brian MacArthur—UBS—Analyst

Great. Thank you very much.

Operator

Jorge Beristain, Deutsche Bank.

Jorge Beristain—Deutsche Bank—Analyst

Congratulations on a strong quarter and the transformation. My question is really more for Bill, because I think he did a great job articulating the sequential changes that were happening in the global rolled products.

I just wondered if we could get a similar talk-through on the alumina segment and the primary segment, which also significant sources of the beat versus the expectations on the Street. I’m just trying to understand, you had a very strong sequential gain in primary metals.

So is there some borrowing forward that may be happening there? And is there any kind of accounting tailwind, like you said, with the average cost accounting that may be benefiting you in alumina?

And then lastly on the primary side, could you quantify how much of the sequential ATOI is driven by higher premia? And if we are flattening out there? Or is there a lag effect where we’re going to see some more catching up in the fourth? Thank you.

William Oplinger—Alcoa Inc.—EVP & CFO

Sure. So let me address the alumina side. Alumina went from $38 million to $62 million. They do get a positive.

And just to be clear, we’ve got pricing impacts in two columns in the spreads. We’ve got an LME price impact and a price mix impact. So what this says is that LME prices and LME-based contracts help the segment. But API pricing, which was fairly flat, actually was a detractor.

I guess the other big movers in this segment is good productivity. And then you see energy as a negative. So we actually lost carbon credits due to the change of carbon legislation in Australia. When I look at the alumina segment, I don’t think it should be too much of a surprise versus external guidance.

The primary metals segment, really—I just can’t reiterate it enough, extremely strong performance out of this group. We did see a benefit due to sequential quarter positive premiums. We got about a $24 million after-tax benefit on premiums in sequential quarters. That’s in that price mix column. We got very good strong cost control.

And then the big one, and I hope this didn’t fly under the radar screen, is that Saudi Arabia made money for this segment. And extremely exciting. I know it’s exciting for the people at the plant. It’s exciting for me and Klaus to see that investment start to pay off. And that happened in this quarter.

Then lastly, if I transition to viewing the fourth quarter, Jorge, is that the segment even with the $245 million of profitability, had $31 million of negativity associated with the shutdown of Portovesme and Point Henry running through the segment. So we would anticipate that not to recur. So a really strong overall performance in the smelting segment, to not only capture the higher prices, but to continue to keep costs low.

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OCTOBER 08, 2014 / 09:00PM GMT, AA - Q3 2014 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld—Alcoa Inc.—Chairman & CEO

Okay. Well, this really concludes the Q&A session. And let me summarize it. I think there’s no other way to describe it. It’s a standout quarter.

All businesses are firing. Downstream again hit a new profitability high. Midstream maintained disciplined cost control. Bill just mentioned it again, why it was capturing growth. And the primary metals performed at levels not seen since before the downturn.

This quarter, I would say, is a clear data point that Alcoa’s transformation is delivering. We are obviously intensely focused on continuing on this path.

I hope that many people of you that are on the call today will join us on Investor Day, which is coming up. Basically less than four weeks from now, on November 4. Those that can join us here in person are always welcome.

This will be in New York this time. Not at a facility, you know that we are always rotating. But I can already promise you it will be an exciting day with lots of interesting insight and plenty of opportunities for good debate. I’m really looking forward to seeing many of you. And those that can’t make it to New York, come online. Kelly, if I’m correct, we’re going to transmit quite a bit of that also on the webcast.

So thank you very much, again. Stay close. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thanks for your participation. You can disconnect. And have a great day.

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